LIMITED POWER OF ATTORNEY FOR
SECTION 16 REPORTING OBLIGATIONS


This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to such attorney-in-fact.

Power of Attorney
I, Jitin Goyal, the undersigned, hereby constitute and appoint Kris A. Canekeratne, Ranjan Kalia and Paul D. Tutun, and each of them individually, as my true and lawful attorney-in-fact to:

1. Complete and execute on my behalf, as an executive officer and/or director of Virtusa Corporation, a Delaware corporation (the "Company") any Form ID or Forms 3, 4, or 5 required to be filed by me under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder;

2. Do and perform any and all acts for and on my behalf which may be necessary or desirable to complete and execute any such Form ID or Forms 3, 4 or 5 and timely file such forms with the U.S.Securities and Exchange Commission and any stock exchange or similar authority; and

3. Take any other action of any type whatsoever in connection with the foregoing, which in the opinion of such attorney-in-fact may be of benefit to, in the best interest of, or legally required of me, it being understood that the documents executed by such attorney-in-fact on my behalf pursuant to this Power of Attorney shall be in such form and shall contain such information as such attorney-in-fact may approve in such attorney-in-fact's discretion.

The undersigned hereby grants to each such attorney-in-fact, acting singly, full power and authority to do an perform any and every act which is necessary, proper or desirable to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that any such attorney-in-fact, or any such attorney-in fact's substitute or substitutes,shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that each of the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned responsibilities to comply with Section 13 or Section 16 of the Exchange Act. The undersigned hereby agrees to indemnify the attorneys-in-fact and the Company from and against any demand, damage, loss, cost or expense arising from any false or misleading information provided by the undersigned to the attorneys-in-fact.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer to file any instruments, certificates and documents pursuant to Section 13 and Section 16 of the Exchange Act or the rules or regulations there under with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact. This Power of Attorney supersedes any prior power of attorney in connection with the undersigned's capacity as an officer and/or director of the Company.This Power of Attorney shall expire as to any individual attorney-in-fact if such attorney-in-fact ceases to be an executive officer, or legal counsel to, the Company.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of March 3, 2016

/s/ Jitin Goyal
Name: Jitin Goyal

STATE OF Massachusetts
COUNTY OF Worcester

On this 3rd day of March 2016, Jitin Goyal personally appeared before me, and acknowledged that he executed the foregoing instrument for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Amanda M. Wilson
Notary Public
/s/ Amanda M. Wilson